James McMonagle, CPA
218 Walnut Hill Lane
Havertown, Pa. 19083

Dear Jim:

We are pleased to offer  you the permanent position of Chief Financial Officer, a position reporting to the President and CEO. We anticipate your permanent start date will be effective as soon as Cutanea becomes publicly listed. That time frame is estimated be the week of October 24th, 2010 but could extend beyond that subject to the execution timing on the public offering.

In the interim period commencing the week of August 23rd, upon anticipated completion of the financial reporting requirements by CMF Associates for the extended stub period (June 30th 2010 YTD), we will expect that you transition the financial statements and supporting sub ledgers from CMF Associates work documents into Cutanea’s internal  system and subsequently interface as needed with JH Cohn auditors to support their review process for the extended stub period in mid September.  In the period following until the execution of the public offering we would expect to have all systems functional and basic internal controls documented and in place to meet  required standards of reporting and compliance.

In your capacity you will have financial responsibility for Financial Reporting, including Internal, External and SEC Reporting; Treasury& Cash Flow Operations; Risk Management, Taxation Reporting, Payables, Payroll, Internal Controls/ Sarbanes Compliance, Payables and Payroll, and Shareholder interface as needed.

You will be expected to devote the necessary professional efforts to fulfill your CFO role. Your employment which shall be on an at-will basis is terminable by either party. You will be bound by the Company’s Employment Manual and Corporate Ethics Statement as well as specific agreements covering confidentiality, non-disclosure and non-solicitation. Your base compensation will not exceed $150,000 per year.

Upon the completion of the 1st anniversary of your employment subject to satisfactory achievement of predetermined objectives you will entitled to a discretionary bonus up to 10% of your annual base compensation.

Upon your permanent start date you will be granted options to purchase shares of the Company’s common stock. These options will granted and vest in accordance with the Company’s Stock Incentive Plan and will be made from time to time targeting at up to .75% of the Company’s shares within 3 years subject to your performance. Options will be granted at fair market value.

You will be entitled to not less than 4 weeks unpaid vacation.

You will be included and covered under the Company’s Directors and Officers Liability Insurance Policy.

Jim, we are very excited to have you become a senior member of our Management and Leadership Team. Your experiences, technical expertise and enthusiasm will play a critical role in our Company’s success. Please acknowledge acceptance of these terms with your signature below.

Sincerely,

Acceptance /Date
Robert J. Bitterman, President & CEO	/s/ James McGonagle
	James McGonagle	8/12/2010